Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2010 by and among Kealine Holdings LLC, a Nevada limited liability company (“Kealine”), WesPac Energy LLC, a Nevada limited liability company (the “Company”), and Primoris Services Corporation, a Delaware corporation (“Primoris”).  Kealine, the Company and Primoris are referred to herein collectively as the “Parties” and each as a “Party.”

R E C I T A L S

A.            Kealine currently owns a 100% membership interest in the Company.

B.            Primoris desires to acquire from the Company, and the Company desires to sell to Primoris, a 50% membership interest in the Company (the “Membership Interest”) on the terms and conditions of this Agreement, such that each of Kealine and Primoris shall own a 50% membership interest in the Company.

A G R E E M E N T

NOW, THEREFORE, IN CONSIDERATION OF the foregoing facts and the mutual promises set forth below, the Parties agree as follows:

1.             Purchase and Sale of the Membership Interest.  At the Closing (as defined in Section 3 below) and subject to the terms and conditions set forth in this Agreement, the Company shall sell, and Primoris shall purchase, the Membership Interest, free and clear of all encumbrances, for the Purchase Price (as defined in Section 2 below).

2.             Consideration; Distribution.  The purchase price (the “Purchase Price”) for the Membership Interest shall be Eighteen Million, Sixty-Five Thousand, Two Hundred and Sixty Seven Dollars ($18,065,267.00), payable to the Company by Primoris by wire transfer of immediately available funds.  Immediately after receipt by the Company of the Purchase Price, the Company shall make a distribution to Kealine in the amount of Four Million, Nine Hundred Thousand Dollars ($4,900,000.00) (the “Distribution”).

3.             Closing.  The closing shall take place remotely by the exchange of counterpart signature pages and documents on the date hereof, such date being referred to herein as the “Closing Date” or “Closing.”

3.1              Closing Deliveries.  At Closing, the Company shall deliver to Primoris (a) evidence of Primoris’ ownership of the Membership Interest in a form acceptable to Primoris; and (b) such other instruments of transfer and documents as Primoris shall reasonably request; Primoris shall deliver to the Company the Purchase Price pursuant to Section 2 above; the Company shall deliver to Kealine the Distribution pursuant to Section 2; and Kealine and Primoris shall each execute and deliver to the other the form of Third Amended and Restated Operating Agreement of WesPac Energy LLC attached hereto as Exhibit A.

3.2              Further Assurances.  Kealine and the Company at any time after the Closing Date shall execute, acknowledge and deliver any other assignments, conveyances and other assurances, documents and instruments of transfer or assumption, reasonably requested by Primoris and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Primoris to consummate the transactions contemplated by this Agreement.

4.             Representations and Warranties of Kealine.  Kealine represents and warrants to Primoris the accuracy and completeness of the matters set forth in this Section 4 as of the date hereof, except as set forth on the disclosure schedule attached hereto as Exhibit B (the “Disclosure Schedule”).

4.1              Organization and Good Standing.  Each of Kealine and the Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite limited liability company power, right and authority to own, lease, license, and operate its properties and assets and to carry on its business as now conducted. Each of Kealine and the Company is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of each of the Company and Kealine, enforceable against each of the Company and Kealine in accordance with its terms. Each of the Company and Kealine has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement.

(b)           Neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with, or result in a violation of (A) any provision of the articles of organization or operating agreement of Kealine or the Company, or (B) any resolution adopted by the members or managers of Kealine or the Company;

(ii)           contravene, conflict with, or result in a violation of, or give any governmental body or other person the right to, challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any law or any order to which the Company, or any of the assets owned or used by the Company, may be subject;

(iii)          contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any permit or license that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)          cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other governmental body;

(v)           contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract to which the Company is a Party; or

(vi)          result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by the Company.

(c)           Neither Kealine nor the Company is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

4.3              Capitalization.  Prior to consummation of the transactions contemplated by this Agreement, Kealine was the sole owner of the membership interest representing 100% of the issued and outstanding membership interests in Company.  The Membership Interest has not been previously assigned, pledged or transferred and no security interests have been given therein and no options, warrants or similar rights to acquire any membership interest, profit interest or any other ownership interest in Company have been granted.  The Membership Interest is duly authorized, validly issued, fully paid and nonassessable.  Upon consummation of the transactions contemplated by this Agreement, Primoris will own beneficially and of record all of the Membership Interest, free and clear of all liens and encumbrances, and will have good and valid title to the Membership Interest.  The Membership Interest is not subject to any agreements (other than this Agreement and that certain Second Amended and Restated Operating Agreement of WesPac Energy LLC, dated as of December 31, 2008) or claims.

4.4              Financial Statements.  The financial statements, accounting records and other financial information provided by Kealine or the Company to Primoris are complete and accurate in all material respects, have been prepared from the books and records of the Company, present fairly in all material respects the financial position of the Company as of the date stated, and have been prepared in accordance with generally accepted accounting principles consistently applied (subject, in the case of the interim financial statements, to normal recurring year-end adjustments and the absence of footnotes). No financial statements of any person other than the Company (and its wholly owned subsidiaries) are required by generally accepted accounting principles to be included in the financial statements of the Company.

4.5              Books and Records.  The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Primoris, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.6              Title to and Condition of Properties.  The Company has good and marketable title to all of its assets, subject to no liens or encumbrances, whether by mortgage, security interest, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise.  All properties and equipment of the Company are in good operating condition and state of maintenance and repair, normal wear and tear excepted.

4.7              Intellectual Property.  To the best knowledge of Kealine, the Company has all rights necessary to use all intellectual property for the operation of its business as currently conducted.

4.8              Litigation.  There is no pending or, to Kealine’s knowledge, threatened, suit, action, arbitration or legal or other proceeding, or governmental investigation, against or affecting the Company.

4.9              Employees.  The Company is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours and employee benefit plans.  There is no strike, dispute, slowdown or stoppage pending or threatened against or involving the Company.  There are no disputes or claims outstanding with respect to any delinquent wages, workmen’s compensation benefits or any other compensation or benefits due to the Company’s employees.  There is no employee pension or profit-sharing plan to which the Company contributes or is obligated to contribute.

4.10            Tax Returns.  The Company has filed with the appropriate governmental authorities all tax returns and tax reports (including, but not limited to, those pertaining to income taxes, excise taxes, sales and use taxes, payroll taxes, real property taxes, tangible and intangible personal property taxes, and franchise taxes) required to be filed by it on or prior to the date of this Agreement.  All such tax returns and reports are correct and complete in all material respects.  All taxes, interest, penalties, and additions shown or claimed to be due on such tax returns thereon have been paid.

4.11            Contracts.  Kealine has delivered to Primoris true copies of all existing material leases, work letter agreements, improvement agreements, operating, service and other agreements entered into by the Company (the “Contracts”).  There are no other agreements materially affecting the Company (or entered into by Company) in force.  All Contracts have been executed and are in full force and effect; no default or breach exists under any Contracts, nor has any event occurred which, but for the giving of notice or the passage of time, or both, would constitute a default.

4.12            Insurance.  The Company has maintained, and has in effect, insurance covering its business and any liabilities relating thereto in an amount reasonably believed adequate by the Company.  All such policies are in full force and effect.  All premiums due and payable on or before the date of this Agreement have been timely paid.

4.13            Brokers or Finders.  Neither Kealine, the Company nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement. Upon the execution of this Agreement, the Company shall have no liability for or Kealine shall have paid any costs, fees or expenses incurred by the Company or to which it is obligated to pay in connection with the negotiation, execution, delivery of and performance under this Agreement, including but not limited to, fees and costs of professionals such as attorneys, bankers, consultants, accountants and financial advisors.

4.14            Permits and Authorizations.  The Company owns or possesses all right, title and interest in and to all of the consents, licenses, permits, grants or other authorizations (collectively, the “Authorizations”) of any governmental authority that are necessary to own and operate the assets and properties of the business of the Company as currently conducted.  The Company is in material compliance with the terms and conditions of all the Authorizations.  No claim or assertion has been made against the Company alleging that it has breached or violated the terms or conditions of any Authorization in such manner (i) as would permit any other person to cancel, terminate or materially amend any Authorization or (ii) is reasonably likely to result in a penalty or fee of more than $5,000.  The Company has taken all necessary action to maintain such Authorizations.  No loss or expiration of any Authorization is pending, or to Kealine’s knowledge, threatened or reasonably foreseeable, and there is no basis therefor, other than expiration in accordance with the terms thereof.

4.15            Compliance With Laws.  The Company is and has been conducted in material compliance with all laws, regulations, rules and ordinances of all governmental bodies applicable to the business of the Company.  No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by the Company or filed, commenced or threatened against the Company alleging a violation or liability or potential responsibility under any such law, regulation, rule or ordinance which has not heretofore been duly cured and for which there is no remaining liability, and there is no basis for any of the foregoing.  The Company has taken all necessary action to abide by all laws, regulations, rules and ordinances applicable to it in respect of its business.

4.16            Material Misstatements or Omissions.  None of the representations or warranties made by Kealine in this Agreement nor any document, statement, certificate or schedule furnished by Kealine or the Company (or the employees, agents or representatives of the Company) to Primoris pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements of fact contained herein or therein not misleading.

5.             Primoris’s Representations and Warranties.  Primoris represents and warrants to the Company the accuracy and completeness of the matters set forth in this Section 5 as of the date hereof.

5.1              Organization and Good Standing.  Primoris is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power, right and authority to own, lease, license, and operate its properties and assets and to carry on its business as now conducted.

5.2           Authority; No Conflict.

(a)           This Agreement constitutes the legal, valid, and binding obligation of Primoris, enforceable against Primoris in accordance with its terms. Primoris has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement

(b)           Neither the execution and delivery of this Agreement by Primoris nor the consummation or performance of any of the transactions contemplated by this Agreement by Primoris will give any person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated by this Agreement pursuant to:

(i)            any provision of Primoris’ certificate of incorporation or bylaws;

(ii)           any resolution adopted by the board of directors or the shareholders of Primoris;

(iii)          any law or order to which Primoris may be subject; or

(iv)          any contract to which Primoris is a party or by which Primoris may be bound.

(c)           Primoris will not be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement.

5.3              Investment Intent.  Primoris is acquiring the Membership Interest for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

5.4              Certain Proceedings.  There is no pending proceeding that has been commenced against Primoris and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To Primoris’ knowledge, no such proceeding has been threatened.

5.5              Brokers or Finders.  Primoris and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

6.             Indemnification.

6.1              Indemnification of Primoris by Kealine.  Kealine shall defend (with counsel reasonably acceptable to Primoris), indemnify and hold harmless Primoris (and its directors, stockholders, employees, affiliates and assigns) from and against any and all claims, liabilities, judgments, penalties, losses, costs, damages, demands and expenses, including attorneys’ fees and costs (collectively, “Losses”) arising by reason of, or in connection with, any act or omission of such Party which constitutes a breach of Kealine’s representations and warranties and covenants contained in this Agreement.

6.2              Indemnification of Kealine by Primoris.  Primoris shall defend (with counsel reasonably acceptable to Kealine), indemnify and hold harmless Kealine (and its managers, members, employees, affiliates and assigns) from and against any and all Losses arising by reason of, or in connection with, any act or omission of such Party which constitutes a breach of Primoris’ representations and warranties and covenants contained in this Agreement.

6.3              Survival.  Except as otherwise provided herein, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby will survive the Closing for a period of two years following the date of this Agreement, regardless of any investigation made at any time by or on behalf of any Party hereto.  Notwithstanding the foregoing, (i) all covenants and agreements contained in this Agreement and (ii) all representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority; No Conflict), 4.3 (Capitalization), 4.6 (Title To and Condition of Properties), 4.13 (Brokers or Finders), 5.1 (Organization and Good Standing), 5.2 (Authority; No Conflict), and 5.5 (Brokers or Finders) will survive the Closing indefinitely, in the case of each of the foregoing clauses (i) and (ii) without taking into account any disclosures made by any Party to any other Party subsequent to the date hereof and regardless of any investigation made at any time by or on behalf of any Party.  Notwithstanding any provision to the contrary contained in this Agreement, an indemnifying Party’s obligations under this Article 6 shall continue as to any matter as to which a claim for indemnification specifying the factual basis of the claim in reasonable detail to the extent then known by the claiming Party is submitted in writing to the indemnifying Party prior to the relevant expiration date set forth above and any such representation, warranty, covenant or agreement related to such indemnification claim shall continue to survive until such time as the matter is resolved.

6.4              Procedure.  In the event that either Primoris or Kealine (the “Indemnified Party”) may be entitled to indemnification hereunder with respect to any asserted claim of, or obligation or liability, such Party shall notify the indemnifying Party hereunder (the “Indemnifying Party”) thereof, describing the matters involved in reasonable detail.  The Indemnifying Party shall assume the defense of any action, suit or proceeding brought against the Indemnified Party with respect to which the Indemnifying Party may have liability pursuant to Sections 6.1 or 6.2 above.  The Indemnifying Party shall keep the Indemnified Party advised of all developments in the defense thereof and in any related litigation, and the Indemnified Party shall be entitled at all times to participate in the defense thereof at its own expense.

7.             Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Orange County, California.

7.1              Order of Reference.  The Parties agree that the State Courts located in Orange County, California (“Court”) shall have exclusive jurisdiction over any Action (as hereinafter defined) and the Parties hereby consent to the exercise of personal jurisdiction over them by the Court for purposes of resolving the Action.  Any Party may file a complaint with the Court, and in no other court, and any Party may, within sixty (60) days of the filing of the complaint (in the case of the filing Party) or within sixty (60) days of the service of the complaint (in the case of the non-filing Party) (the “Notice Period”), give the other Parties written notice of the notifying Party’s intent to apply to the Court to appoint a referee pursuant to the provisions of California Code of Civil Procedure Section 638(1) (the “Reference Notice”).  The failure of any Party to deliver the Reference Notice within the Notice Period or to actually seek the appointment of a referee within thirty (30) days after expiration of the Notice Period shall be deemed a waiver by that Party (but not any other Party) of the right to seek the appointment of a referee.  Following any Party’s timely delivery of a Reference Notice, the Action shall be referred promptly by the Court (1) upon joint application of the Parties, to a retired judge or justice from the panel members of JAMS stipulated by the Parties within five (5) business days of the delivery of the notifying Party’s notice described above; or (2) if the Parties have not so stipulated, upon the timely ex parte application of any Party, to any retired judge or justice from such panel; to try all of the issues including all pre-trial and post-trial hearings, motions and matters of any kind whether of fact or of law and report a statement of decision thereon which shall stand as a decision of the Court.  The referee shall have all the powers of a regular sitting Superior Court judge including without limitation the power to impose sanctions and to hold in contempt.  Discovery shall be permitted in accordance with law and must be completed no later than ten (10) calendar days prior to the date first set for trial.  A court reporter at the trial may be requested by any Party.  The trial must commence within ninety (90) calendar days of the date of appointment of the referee.  Should JAMS, or a successor of JAMS, not be in existence at the time an Action arises, the Parties agree to jointly select in good faith an alternate organization offering at that time services substantially similar to those now offered by JAMS and, when so selected, such alternate organization shall be substituted for JAMS wherever JAMS is referred to herein.

7.2              Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

7.3              Governing Law.  All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of California.  Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court.  All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the Parties to this Agreement shall be governed by California law.

7.4              Costs.  The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the Parties in the first instance.  Upon issuance of an award, costs shall be awarded to the prevailing Party.

7.5              Attorneys’ Fees.  If a Party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other Parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing Party in such Action shall pay to the prevailing Party in such

Action a reasonable sum for the prevailing Party’s attorneys’ fees and expenses (including the costs of experts) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The Court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any Party.  For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

7.6              Submission to Jurisdiction.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with Section 7.1, and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.1.  Nothing in this Section 7.6, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

7.7              Waiver of Trial by Jury.  IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

8.             General Provisions.

8.1              Notices.  All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, sent by Federal Express or comparable courier service, or mailed by using first-class, registered, or certified mail, postage prepaid, to the following addresses or to such other address as the Parties may designate in writing:

Kealine:	Kealine Holdings LLC
2355 Main Street, Suite 210
Irvine, CA 92614
Attention: David P. Smith
Fax No.: (949) 222-2249
Email: dsmith@wespac.com

with a copy to:	Kealine Holdings LLC
2355 Main Street, Suite 210
Irvine, CA 92614
Attention: General Counsel
Fax No.: (949) 222-2249
Email: lwood@wespac.com

Primoris:	Primoris Services Corporation
26000 Commercecentre Drive
Lake Forest, CA 92630
Attention: John M. Perisich
Fax No.: (949) 595-5532
Email: jperisich@prim.com

with a copy to:	Rutan & Tucker, LLP
611 Anton Boulevard, 14th Floor
Costa Mesa, California 92626
Attn: George Wall, Esq.
Fax No.: (714) 546-9035
Email: gwall@rutan.com

All such notices, requests, consents and other communications shall be deemed to be properly given if delivered personally, if sent by Federal Express or comparable overnight courier service on the day delivered, or, if sent by mail, three business days after the same has been deposited in mail, addressed and postage prepaid as set forth above.

8.2              Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile or scan attachment sent by email), each of which when executed by the Parties and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

8.3              Integration and Construction.  This Agreement shall comprise the complete and integrated agreement of the Parties and shall supersede all prior agreements, written or oral, on the subject matter hereof.  This Agreement has been drafted with the joint participation of the Parties and shall be construed to be neither against nor in favor of Kealine or Primoris in accordance with the fair meaning thereof.

8.4              Waivers and Amendments.  No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the Party or Parties affected thereby, and then only in the specific instance and for the specific purpose given.

8.5              Headings.  The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

8.6              Exhibits and Schedules.  Each Exhibit and Schedule referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

8.7              Successors and Assigns.  This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

8.8              Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

KEALINE:	Kealine Holdings LLC

	By:	/s/ David P. Smith
	Name:	David P. Smith
	Its:	Managing Member

THE COMPANY:	WesPac Energy LLC

	By:	/s/ David P. Smith
	Name:	David P. Smith
	Its:	President

PRIMORIS:	Primoris Services Corporation

	By:	/s/ John P. Schauerman
	Name:	John P. Schauerman
	Its:	Executive Vice President